Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SEPARATION AND TRANSITION AGREEMENT & GENERAL RELEASE

This Separation and Transition Agreement & General Release (this “Agreement”) is made and entered into by and between Linda Tharby (“Employee”), on the one hand, and Koru Medical Systems, Inc. (together with its subsidiaries and affiliates, the “Company”), on the other hand. Employee and the Company are referred to herein collectively as the “Parties,” and each a “Party.”

RECITALS

WHEREAS, the Parties desire to set forth the terms of an orderly leadership transition pursuant to which Employee will remain Chief Executive Officer through the Transition Date (as defined below), and thereafter provide advisory services in the capacity of a non-executive employee through December 31, 2026;

WHEREAS, the Parties agree that this Agreement is a mutually negotiated transition arrangement intended to promote continuity and retain Employee’s cooperation;

WHEREAS, the Parties intend that all transition-related communications reflect a constructive and collaborative leadership transition consistent with the terms of this Agreement.

WHEREAS, the Company has delivered a timely notice of non-renewal of the Employment Agreement in accordance with its terms, and the Parties desire to resolve all matters related to Employee’s transition and separation of employment on the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions

(a)        “Advisory Period” means the period from the Transition Date through December 31, 2026 (or such earlier date on which Employee’s service to the Company ends) (the “Termination Date”), during which Employee will provide non-exclusive advisory services to the Company pursuant to Section 3, and as summarized in the Advisory Role Description attached as Exhibit A to this Agreement.

(b)        “Agreement Effective Date” means the eighth (8th) day after Employee signs this Agreement without revocation, as provided in Section 6.

(c)        “Cause” has the same meaning as stated in Section 4(a) of the Employment Agreement, and any Company-initiated termination for Cause shall be subject to the same notice and cure provisions as stated in section 4(a) of the Employment Agreement.

(c)        “Change of Control” has the same meaning as stated in Section 3(c)(vi) of the Employment Agreement.

(c)        “Company Group” means the Company and each of its parents, subsidiaries and affiliates, together with their past and present directors, officers, employees, agents, benefit plans and plan fiduciaries, successors and assigns.

(d)        “Confidential Information” has the meaning set forth in Section 9.

(e)        “Employment Agreement” means the employment agreement between the parties dated as of March 15, 2021.

(f)        “Option” means a stock option awarded to Employee by the Company.

(f)        “Transition Date” means June 30, 2026, the date on which Employee will cease serving as Chief Executive Officer and commence service as a non-executive advisory employee, as provided in Section 2.

2. Role and Duties Through Transition Date

(a)        Employee will continue to serve as Chief Executive Officer through the Transition Date and perform duties in good faith and in a commercially reasonable manner consistent with past practice and will cooperate fully with her successor and senior management.

(b)        Pre-Transition Deliverables. Prior to the Transition Date, Employee will: (i) complete a formal handoff of investor and analyst relationships; (ii) conduct knowledge-transfer sessions with Adam Kalbermatten and the leadership team; (iii) document key strategic initiatives and open regulatory matters; and (iv) perform other activities to ensure an orderly succession plan consistent with the Transition Plan summarized in Exhibit B to this Agreement (collectively, the “Transition Deliverables”).

(c)        Succession Acknowledgment. Upon execution of this Agreement (no later than March 15, 2026), Adam Kalbermatten will be appointed President to reflect the orderly succession plan. For the avoidance of doubt, upon any termination of the Advisory Period pursuant to Section 3(c), Executive shall have no right to receive any further advisory compensation or benefits attributable to periods following the effective date of such termination.

(d)        Authority. From and after the Transition Date, Employee will not have day-to-day operating authority or authority to bind the Company except as expressly authorized and will act in a supporting/advisory capacity. For the avoidance of doubt, Executive’s service as Chief Executive Officer shall conclusively end on the Transition Date, and any service thereafter shall be solely in a non-executive advisory employee capacity.

3. Advisory Services During Advisory Period

(a)        Services. Employee will provide non-exclusive advisory services during the Advisory Period on matters reasonably requested by the Board or Chief Executive Officer and aligned with the interests of the Company’s management, Board and stockholders. During the Advisory Period, Executive shall remain an employee of the Company but shall not be deemed an “executive officer” of the Company for purposes of Company policy, compensation, benefits, or governance determinations, except as may be required solely by reason of her continued service on the Board of Directors.

(b)        No Authority. Employee will not have authority to bind the Company during the Advisory Period. Nothing in this Agreement shall be construed to expand Executive’s authority or duties for purposes of indemnification beyond those applicable to similarly situated former executive officers and directors. Executive shall not hold herself out as having authority to act for or bind the Company following the Transition Date.

(c)        Termination. The Board may only terminate the Advisory Period before December 31, 2026 for Cause. Upon the Termination Date, compensation and equity treatment tied to service after the Termination Date will cease, without retroactive effect on amounts previously earned or vested. For avoidance of doubt, (i) Employee’s services during the Advisory Period shall not constitute continued service for purposes of any equity award after December 31, 2026, except as expressly provided in Section 4, and (ii) upon any termination of the Advisory Period pursuant to this Section 3(c), Executive shall have no right to receive any advisory compensation or benefits attributable to periods following the effective date of such termination. Employee shall resign from the Board effective as of the Termination Date.

4. Compensation

(a)        Cash Compensation.

(i)        Cash Compensation and AICP Bonus Through Transition Date. Employee will receive regular base salary through the Transition Date. Base salary for the period extending from March 1, 2026 through the Transition Date shall reflect a 3.5% merit increase from the base salary rate in effect on February 28, 2026. Employee shall receive her 2025 AICP bonus at a 100% payout percentage. The stock portion of the 2025 AICP bonus shall be fully vested as of March 15, 2026. The 2026 AICP bonus shall be prorated solely for service through the Transition Date at the final Company payout percentage. The stock portion of the 2026 AICP bonus shall be fully vested as of March 15, 2027. No bonus shall be earned or payable for service after the Transition Date.

(ii)       Cash Compensation For Advisory Period. During the Advisory Period, Employee shall receive base salary equal to fifty percent (50%) of the base salary in effect immediately prior to July 1, 2026. Employee shall not be eligible for any bonus or incentive compensation for service performed after June 30, 2026; no bonus will be earned or paid with respect to the Advisory Period. Any bonus payable pursuant to this Section 4(a)(ii) shall be paid at the same time bonuses are paid to other senior executives of the Company, subject to Executive’s continued compliance with this Agreement.

(b)        Equity Treatment.

(i)        Legacy RSUs and Options. All RSUs and Options granted under Employee’s Employment Agreement are fully vested. No further vesting shall occur.

(ii)       LTIP PSUs. Employee shall retain (A) 100% of the 2024–2026 LTIP PSUs through the end of the performance period, and (B) 50% of the 2025–2027 LTIP PSUs through the end of the performance period, in each case subject to performance certification and settlement pursuant to the governing award agreements.

(iii)      LTIP RSUs and Options. Except as provided in Section 4(b)(iv), time-based LTIP RSUs and Options granted in 2024 and 2025 shall continue vesting only on originally scheduled vesting dates occurring on or before December 31, 2026. No vesting shall occur after such date except as expressly provided below.

(iv)      Limited RSU and Option Vesting Extension.

(A)      2024 LTIP. The following rights granted under the 2024 LTIP shall vest on March 15, 2027 notwithstanding Employee’s termination of employment before such date: 15,968 LTIP RSUs and 35,237 Options and 15,968 RSUs and 35,237 Options shall vest on March 15, 2028

(B)       2025 LTIP. The following rights granted under the 2025 LTIP shall vest on May 12, 2027 notwithstanding Employee’s termination of employment before such date: 13,978 LTIP RSUs and 23,693 Options and 13,978 RSUs and 23,693 Options shall vest on May 12, 2028.

To the extent any provision of the applicable equity plan or award agreements would otherwise require continued service through the vesting dates referenced herein, those provisions are expressly superseded by this Agreement. No other vesting shall be accelerated.

(v)       No 2026 LTIP Award. Employee shall not be eligible for a 2026 LTIP award.

(vi)      Clarification and Waiver of Performance-Based Equity Awards.

(A)      Sales Growth Performance Restricted Stock (Employment Agreement Exhibit C). Executive acknowledges and agrees that, with respect to the Sales Growth Performance Restricted Stock award granted in 2021 and governed by Exhibit C to the Employment Agreement (the “Sales Growth Award”):

(1) 220,000 PSUs subject to the Sales Growth Award have been earned and vested based on certified performance through December 31, 2025;

(2) 200,000 PSUs subject to the Sales Growth Award were previously canceled and forfeited as a result of failure to satisfy applicable performance thresholds, and such cancellation is final and irrevocable; and

(3) all remaining PSUs subject to the Sales Growth Award are unvested and subject to forfeiture.

In consideration of the compensation, continued employment, advisory services, and equity treatment provided under this Agreement, and effective as of the date of this Agreement, Executive hereby knowingly, voluntarily, and irrevocably waives, relinquishes, and agrees not to assert any right to vesting, settlement, or delivery of shares pursuant to the trailing four-fiscal-quarter $[***] revenue run-rate vesting provision contained in Exhibit C to the Employment Agreement , regardless of whether such run-rate threshold is achieved at any time before, during, or after the Advisory Period. No PSUs subject to the Sales Growth Award shall vest other than the 220,000 PSUs earned and vested as of December 31, 2025. Any PSUs subject to the Sales Growth Award that remain unvested as of the Transition Date shall be forfeited as of the Transition Date and shall not be eligible for vesting thereafter under any circumstances. This waiver and forfeiture shall apply notwithstanding any Change in Control of the Company and shall not be affected by any acceleration, substitution, or assumption provisions otherwise applicable to equity awards.

(B)       Market Capitalization Performance Restricted Stock (Employment Agreement Exhibit D). Executive acknowledges and agrees that, consistent with the express terms of Exhibit D to the Employment Agreement, no portion of the Market Capitalization Performance Restricted Stock award shall vest on or after April 12, 2026, and any portion of such award that remains unvested as of that date shall be forfeited and canceled.

(vii)     Lock Up. Employee shall not sell equity securities of the Company during the Advisory Period while serving on the Board, except with express written the permission of the Board. This restriction shall not apply to net-share settlement of options solely to cover exercise price and statutory withholding or to share withholding or sale-to-cover transactions solely to satisfy tax obligations upon vesting of RSUs, PSUs, or AICP share awards done in accordance with the Company’s policies.

(c)        Benefits.

(i)        Benefits Through the Termination of Employment. Employee will remain eligible for Company-sponsored medical, dental, vision, disability, life insurance and 401(k), in accordance with plan terms through the Termination Date.

(ii)       Benefits Following the Termination Date. Following the Termination Date, Employee will be eligible for continuation coverage under COBRA. Company shall pay Employee’s COBRA continuation premiums from the Termination Date through the first anniversary of the Termination Date, subject to Employee’s timely election and continued eligibility.

(d)        Executive shall have no duty to mitigate amounts payable under this Agreement, and such amounts shall not be subject to offset by any compensation earned from other employment or consulting arrangements.

(e)        Clawback.

(i)        Existing Policies Only; No Expansion. Employee’s compensation and equity set forth in this Agreement shall remain subject to the Company’s clawback/recoupment policy as in effect on the Agreement Effective Date and any clawback provisions contained in Employee’s existing agreements with the Company (collectively, the “Existing Clawback Rules”). Except as required by Applicable Law, nothing in this Agreement creates, expands, or otherwise increases Employee’s clawback exposure beyond the Existing Clawback Rules.

(ii)       Application During Advisory Period. The Parties acknowledge the Advisory Period is a non-executive capacity. No compensation earned solely for services during the Advisory Period shall be treated as “executive officer” incentive-based compensation for clawback purposes unless such treatment is expressly required by Applicable Law.

(iii)      Future Policy Changes. No amendment to, or replacement of, the Company’s clawback or recoupment rules adopted after the Agreement Effective Date shall apply to compensation (cash or equity) that is earned, vested, or settled prior to the effective date of such amendment, except to the minimum extent required by Applicable Law.

(iv)      Restatements; SEC/Exchange Requirements. In the event of a financial restatement or other event that triggers mandatory recoupment under Applicable Law, the Company may enforce recoupment only to the extent, and strictly in the amount and manner, required by Applicable Law or the Existing Clawback Rules, and shall not exercise discretionary recoupment beyond such requirements.

(v)       For purposes of this Section 4(e), the term “Applicable Law” means any law, rule, regulation or stock-exchange listing standard (including, without limitation, any Securities and Exchange Commission or national securities exchange clawback rule) that, by its terms, requires the Company to maintain and/or enforce a clawback policy with respect to Employee.

5. Board Service

Subject to fiduciary duties, Employee will continue to serve on the Company’s Board through December 31, 2026, occupying the seat historically designated for the CEO, without additional compensation. Nothing herein limits the Board’s rights under applicable law, governing documents or listing standards. Executive’s service on the Board shall automatically terminate as of December 31, 2026 unless otherwise determined by the Board in its sole discretion. Employee shall receive no additional compensation for Board service.

6. Older Workers Benefit Protection Act (OWBPA)

Employee acknowledges that: (a) she has been advised to consult with an attorney prior to signing; (b) she has up to twenty-one (21) days to consider this Agreement; (c) she may revoke this Agreement within seven (7) days after signing; and (d) this Agreement will not become effective until the eighth (8th) day after she signs without revocation (the “Agreement Effective Date”). Any revocation must be delivered in writing (including email or fax) to:

Mr. Tom Adams

Chief Financial Officer

KORU Medical Systems

100 Corporate Drive

Mahwah, NJ 07430

email: tadams@korumedical.com

FAX: 845-469-5518

on or before the seventh (7th) day after execution.

7. General Release of Claims.

(a)        In exchange for the consideration provided herein, Employee, on behalf of herself and her heirs, representatives and assigns, fully and forever releases the Company Group from any and all claims, demands, liabilities and causes of action of any kind, whether known or unknown, arising through the date she signs this Agreement, to the fullest extent permitted by law, including but not limited to claims arising out of or related to her employment and separation of employment.

(b)        Preserved Rights. This release does not waive: (i) claims that cannot be waived by law; (ii) rights arising after she signs this Agreement; (iii) rights to enforce this Agreement; (iv) rights with respect to vested equity as expressly provided herein; or (v) the right to file a charge with, or participate in, an investigation by a government agency (provided, however, that Employee waives any right to personal monetary recovery to the extent permitted by law).

(c)        Executive acknowledges and agrees that (i) execution and non-revocation of this Agreement and the form of release attached as Exhibit C to this Agreement constitutes a required release as of the Agreement Effective Date, and (ii) execution and non-revocation of a second customary release of claims following the conclusion of the Advisory Period in the form of Exhibit D to this Agreement shall be a condition to any equity vesting, option exercise extension, or other benefits delivered after the Termination Date.

8. No Good Reason

Employee acknowledges and agrees that the consideration provided herein is not owed under her Employment Agreement. The Parties agree that the Company’s timely notice of non-renewal does not, by itself, create or constitute “Good Reason.” Employee represents and agrees that her separation of employment on the Transition Date is voluntary and is not a resignation for Good Reason. Executive further acknowledges that this transition does not constitute a termination that would give rise to severance or similar benefits under the Employment Agreement or any Company plan or policy.

9. Confidential Information; Non-Disclosure

Employee acknowledges the Company’s protectable interests in its Confidential Information and trade secrets and agrees to maintain strict confidentiality and not to use or disclose such information except as authorized in writing by the Company. Nothing in this Agreement prohibits Employee from reporting possible violations of law to any governmental agency or entity, or making other disclosures protected by law (including under 18 U.S.C. § 1833(b)).

10. Restrictive Covenants; Non-Disparagement

(a)        Existing Covenants. Employee reaffirms all post-employment covenants (including non-competition, non-solicitation, non-interference and confidentiality) contained in any agreement with the Company, each of which remains in full force and effect.

(b)        Non-Compete Tail. In addition, Employee agrees that she will not, directly or indirectly, participate in or serve any Competitive Business (as defined in her existing agreements) in a board or management role through the later of (i) the Advisory Period or (ii) the extended option exercise window set forth in Section 12, subject to applicable law.

(c)        Mutual Non-Disparagement. The Company will instruct its directors and named executive officers not to make statements that disparage Employee, and Employee shall not make statements that disparage the Company or any member of the Company Group. Nothing in this Section 10(c) limits truthful testimony or legally protected disclosures. Nothing in this Section 10(c) prohibits Employee from communicating with any governmental agency regarding possible violations of law or from receiving any whistleblower award.

(d)        References. Upon Employee’s request, a member of the Board will provide a mutually agreed written or oral reference acknowledging Employee’s leadership, contributions, and accomplishments during her tenure with the Company, including her role in strengthening the Company’s strategic position, advancing operational initiatives, and supporting an orderly CEO succession. Any such reference shall be factual, accurate, and consistent with the Company’s public communications regarding Employee’s transition. The Company shall also provide a neutral employment verification confirming Employee’s dates of employment and last position held in response to third-party inquiries.

(e)        Reaffirmation. Executive acknowledges and agrees that the execution of the End-of-Service Release constitutes a reaffirmation of Executive’s continuing obligations with respect to confidentiality, non-disparagement, cooperation, and restrictive covenants, as set forth in the Employment Agreement and this Agreement, all of which shall survive termination of Executive’s service in accordance with their terms.

11. Return of Company Property; Cooperation

(a)        Upon the earlier of the end of the Advisory Period or the Company’s request, Employee will promptly return all Company property (including information, devices, and credentials) and retain no copies.

(b)        Employee agrees to reasonably cooperate with the Company in connection with any investigation, arbitration or litigation relating to matters within her knowledge, provided such cooperation does not unreasonably interfere with any subsequent employment.

12. Equity and Post-Termination Option Exercise Window

(a)        The extension of the post-termination exercise period set forth in this Section 12 is expressly conditioned upon Executive’s execution and non-revocation of the End-of-Service Release in accordance with Section 7(c).

(b)        All equity awards shall continue to be governed by the applicable equity incentive plan(s) and award agreements, as modified by this Agreement. To the extent of any conflict, this Agreement controls solely with respect to the discretionary transition equity treatment set forth in Section 4(b).

(c)        Except as otherwise provided in Section 12(d), all Options that are vested and outstanding:

(i)        as of December 31, 2026 shall remain exercisable until the earlier of (A) June 30, 2028 or (B) the original expiration date of the applicable award;

(ii)        as of any date later than December 31, 2026 shall remain exercisable until the earlier of (A) the lapse of eighteen months from the date on which such options become vested and exercisable or (B) the original expiration date of the applicable award;

in each case, subject to earlier termination in accordance with the applicable equity incentive plan and award agreements and Executive’s continued compliance with this Agreement.

(d)        Upon a Change of Control:

(i)        all PSUs and RSUs that, but for the Change of Control, are scheduled to vest as provided in Section 4(b)(ii) and Section 4(b)(iv), respectively, after the date on which the Change of Control is consummated, shall accelerate and become vested upon the consummation of the Change of Control;

(ii)       all Options that, but for the Change of Control, are scheduled to vest and become exercisable as provided in Section 4 after the date on which the Change of Control is consummated, shall accelerate become vested and exercisable upon the consummation of the Change of Control; and

(iii)      all Options that are vested and exercisable on the date on which the Change of Control is consummated shall remain exercisable to the extent provided with respect to such Options as provided in the agreements pursuant to which the Change of Control is consummated.

13. Confidentiality of Agreement

Employee agrees to keep the terms of this Agreement confidential, except that she may disclose them to her spouse, attorneys, tax and financial advisors, and as otherwise required by law. Any such recipients must be advised of, and agree to maintain, the confidentiality of this Agreement. Nothing herein restricts disclosures required for securities law compliance or stock exchange requirements, or communications with government agencies.

14. Taxes; Section 409A

The Company makes no representation regarding tax consequences of the payments or benefits provided herein. Employee is responsible for all taxes that may be owed in connection with such payments and benefits. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code and will be interpreted accordingly. Each payment is intended to be treated as a separate payment for Section 409A purposes.

15. Protected Rights

Nothing in this Agreement prohibits Employee from engaging in protected concerted activity within the meaning of the National Labor Relations Act, filing a charge or complaint with, or participating in an investigation or proceeding conducted by, any government agency, or making truthful statements or disclosures as required by law.

16. Communications

Public Messaging. No public announcement or internal communication regarding Employee’s transition shall be made until this Agreement is fully executed. All internal and external communications, including press releases, investor messaging, customer communications, and employee communications, will be prepared on a mutually agreed basis between Employee and the Company, provided that the Company retains final authority to issue communications required to comply with applicable law or stock exchange rules. Such communications shall reflect (i) Employee’s planned retirement in mid-2026, (ii) the orderly succession to the incoming Chief Executive Officer, and (iii) the continued advisory and Board support being provided during the transition period. Nothing herein shall restrict disclosures required to comply with applicable securities laws, stock-exchange requirements, or fiduciary obligations.

17. No Admission; No Rehire

(a)        This Agreement is not and shall not be construed as an admission by the Company of any liability or wrongdoing.

(b)        Employee agrees that she will not seek or accept future employment with the Company Group following the Advisory Period, and the Company is under no obligation to rehire her.

(c)        Executive acknowledges that she is not relying on any representation or expectation regarding future Company performance, share price appreciation, revenue levels, or other business outcomes in entering into this Agreement.

18. Governing Law; Venue; Jury Trial Waiver

(a)        This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts-of-law principles.

(b)        The Parties consent to exclusive jurisdiction and venue in the federal District Court for the District of New Jersey or in New Jersey state court located in Bergen County, NJ.

(c)        THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

19. Entire Agreement; Severability; Amendment; Counterparts

(a)        This Agreement constitutes the complete and exclusive agreement between the Parties regarding its subject matter and supersedes all prior discussions, negotiations, term sheets, proposals, understandings, and agreements, whether written or oral. In the event of any inconsistency, this Agreement shall control. This Agreement (including any exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings to the extent relating to such subject matter. Sections 4(b), 7, 9, 10, 11, 12, 13, 14, and 18 shall survive termination of this Agreement.

(b)        If any provision of this Agreement is held invalid or unenforceable, it will be enforced to the maximum extent permissible and the remaining provisions will remain in full force and effect.

(c)        This Agreement may be amended only by a written instrument signed by both Parties.

(d)        This Agreement may be executed in counterparts (including by electronic signature and PDF), each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

EMPLOYEE	COMPANY

By: /s/ Linda Tharby	By: _______________________________
Name: Linda Tharby	Name: _____________________________
Date: ___________________________	Title: ______________________________
Date: _____________________________